URGENT MESSAGE FOR ALL CACI SHAREHOLDERS

Defend Your Investment
in CACI

Dear CACI Shareholders:	November 3, 1999

We are writing to alert you that a dissident shareholder named Parsow has announced his intention to seek control of your Board. We believe this presents a serious threat to your investment in CACI stock. Please be clear: Parsow is in NO WAY affiliated with CACI's Board or management team.

Why Is Parsow a Threat to Your Investment?

Parsow is a self-described investment manager who operates two private and secretive investment vehicles, Elkhorn Partners and the Parsow Partnership. Parsow first surfaced as a CACI shareholder in 1988 and since then has periodically traded six-figure positions in CACI common shares.

Parsow has twice sought "Greenmail" payments from CACI, by urging your Board to buy back his holdings at significant premiums to then-prevailing market prices (with no offer to the vast majority of CACI shareholders, who would have been left to pick up his tab).

For the last ten years, Parsow has hounded your Company and its Board to sell out, always at prices substantially lower than its value.

For the second time this decade, Parsow has assembled a slate of personal acquaintances and people he does business with, most of whom have virtually no experience in managing the affairs of a public company nor in CACI's businesses. The last time Parsow did this, the shareholders rejected his slate, but CACI incurred substantial expenses and was forced to divert the attention of senior management away from the business in order to thwart his misguided efforts.

In contrast, your Company's slate of director nominees includes eleven highly qualified individuals, all of whom have significant experience in public companies and as senior-level executives, including seven with experience as chief executive officers. In addition, ten of your Company's director nominees are independent, and have no insider affiliation with CACI management.

Your Board and management have a proven record of creating substantial shareholder value. The price of your shares is now more than 800%, earnings almost 400%, and revenues more than 300% of what they were in 1989. In the past two fiscal years, CACI achieved all-time record performance in revenue, earnings, and shareholder's equity. In the first quarter of the current fiscal year 2000, CACI management reported record first quarter revenue and earnings growth of 30% and 21%, respectively.

Vote now to defend your investment in CACI by completing the enclosed proxy card in support of your Company's nominees. Please date, sign and mail your proxy card immediately.

Take a closer look at Parsow's prior dealings.

Parsow Is a Known Greenmailer

The term "Greenmail" is commonly used to describe payment by a company to buy-back a significant block of shares from a single investor or group, without making a similar offer to all other shareholders. The trouble with any Greenmail payment is that only the seller profits, and at the expense of other shareholders.

Here are Parsow's Greenmail activities which we know about:

Orbit Instrument Corporation, February 1991 - Parsow Greenmailed Orbit Instrument into buying 673,160 of his shares at $4.38 per share, a 13% premium over the market price of $3.88 per share.

CACI International Inc, July, September 1992 - On two occasions in 1992, Parsow proposed Greenmail payments from CACI. Fortunately, your Board refused to accept Parsow's Greenmail demands. At that time, Parsow controlled about 10% of CACI's outstanding shares, and your Company was substantially smaller, with far less financial strength than it possesses today.

Parsow Makes Self-Serving Demands to Sell Your Company at Prices Below Its Value

Parsow has constantly urged the sale of your Company at prices below its value to pursue his short-term interests under the guise of what is allegedly "in the best interest of the shareholders." Fortunately, over the last ten years, your Board has evaluated and pursued other opportunities to create enhanced shareholder value, and rejected Parsow's harping demands to sell.

October 1989 - Only eleven months after purchasing CACI stock, Parsow urged the sale of CACI on the basis of his self-serving view of what is "in the best interest of the shareholders." CACI shares were then trading at only around $2.50 (as compared to around $21.00 today).

May 1990 - Parsow used the occasion of the death of CACI founder Herb Karr to once again urge the sale of CACI. His short-term perspective was to enhance share value by a dollar or so.

December 1990 - Parsow advocated immediate negotiation with a shell company called LHN Group (a private partnership of three individuals) for sale of CACI at $4.50 per share, because in Parsow's self-serving view the sale represented "the best opportunity to enhance shareholder value." Your Board determined that the LHN Group had NO business history and NO apparent financing for the proposed purchase and rejected the LHN proposal.

August 1991 - Parsow again suggested the Company be sold immediately or be taken private.

July 1992 - Parsow again stated the window of opportunity to sell the Company was "now."

September 1992 - In response to repeated demands by Parsow, and in good faith performance of its duties, your Board engaged the investment banking firm of Ferris, Baker Watts to study alternatives to enhance shareholder value. Ferris, Baker Watts' recommendation: continue building the Company, in part through acquisitions, because company sale prices in the market are depressed and opportunities to increase shareholder value through building the Company are significant. On the basis of this recommendation, in the exercise of its best judgment, your Board opted to ignore Parsow's urgings and continued to build the Company.

September 1993 - Parsow was nominated and in December elected to the Board, in part to resolve shareholder litigation over the hollow LHN proposal, but also in hopes that providing him with a more intimate knowledge of the business opportunities available to CACI might help quell his continual demands to pursue a sale of the Company regardless of the circumstances.

September 1995 - Despite a 60% increase in revenue and a 170% increase in profit over the previous two fiscal years, Parsow again demanded that the Company be sold. In response, your Board engaged another investment banking firm, Legg Mason Wood Walker, to study alternatives for enhancing shareholder value. Legg Mason's recommendation: do not sell the Company because CACI's performance is unusually strong, and CACI's internal business plan, augmented by acquisitions, offers the best opportunity to enhance shareholder value. On the basis of this expert advice, the Board once again exercised its business judgment and decided that to act upon Parsow's demands to sell the Company would be imprudent.

September 1997 - Apparently convinced that your Board would not capitulate to his repeated demands to sell the Company, between November 1995 and December 1997, Parsow sold 710,500 shares (the bulk of his holdings), and took his profit. By September 1997, due to Parsow's constant criticism and incessant demands to sell the Company, your Board refused to renominate him.

July 1999 - Notwithstanding CACI's second consecutive year of record revenue and profit, Parsow once again urged the sale of the Company. This September, Parsow publicly disclosed another slate of crony director nominees who are seeking control of CACI's Board in order to sell the Company.

CACI shares are currently trading around $21.00, more than 800% of the $2.50 price at which Parsow first urged a sale. Ironically, your Board of Directors' refusal to accept Parsow's Greenmail proposals back in 1992, and their refusal to capitulate to his incessant harping to sell the Company, enabled Parsow to obtain a far higher price for his CACI stock than he would have achieved otherwise.

Parsow's Record as a Director Has Been Disastrous

The record indicates that Parsow's performance as a member of other boards of directors has been disastrous for shareholders where he exerted influence over the board.

National Lampoon, Inc., January 1989 - September 1990 - Parsow became a director in January 1989 when the price of National Lampoon stock was $4.88 a share. As a director, Parsow supported the sale of National Lampoon to J2 Communications in a stock-for-stock merger. The last day National Lampoon stock publicly traded, it had dropped to $l.38 per share, representing a 69% loss in stock value since Parsow had become a director. National Lampoon stockholders received J2 stock and warrants in exchange for their stock. The J2 stock they received was worth $l.50 per share, at the time of the merger. Within one year of the merger, the J2 stock fell an additional 62%.

Campbell Resources Inc., November 1985 -1991 - During Parsow's tenure as a director of Campbell Resources, Inc., the company experienced net losses in four of the five fiscal years. The price of the stock fell 85% while Parsow was a director.

Your Board and Management Have a Proven Record of Creating Substantial Shareholder Value

CACI's recent and long-term financial performance has been outstanding:

  The price of your CACI shares is over 800% of what it was ten years ago.

  CACI's earnings are almost 400% of what they were ten years ago.

  CACI's revenues are more than 300% of what they were ten years ago.

  CACI has achieved all-time record performance in revenue, earnings, and shareholders' equity in both of the last two fiscal years, 1998 and 1999.

  CACI has just reported record 30% revenue growth and 21% earnings growth in the first quarter of the current fiscal year 2000, compared to first quarter fiscal year 1999.

Vote Now to Defend Your Investment in CACI

Say No! to the Greenmailer.
Say No! to the man who has constantly demanded that your Company be sold at prices below its value.
Say No! to a slate of unqualified people.

[X]	Vote Yes! for your Company's Board who have substantially increased shareholder value -- the price of your shares is over 800% of what it was 10 years ago.
[X]	Vote Yes! for your Company's Board of very experienced and highly qualified individuals.

Please support your current Board of Directors and management by checking on the enclosed white proxy card the box titled:

1.	ELECTION OF DIRECTORS FOR all nominees listed below [X]

Also, please sign, date and promptly mail your proxy card. If your CACI shares are held in street name with a brokerage firm or bank, please sign, date and return their enclosed voting instruction form.

Thank you for your continued support.

Sincerely,

/s/ J.P. London Chairman of the Board, Chief Executive Officer & President CACI International Inc	/s/ L. Kenneth Johnson President CACI, Inc. (U.S. Operations)	/s/ Gregory R. Bradford President & Managing Director CACI Limited (European Operations)

/s/ Stephen L. Waechter Executive Vice President Chief Financial Officer & Treasurer CACI International Inc	/s/ Jeffrey P. Elefante Executive Vice President General Counsel & Secretary CACI International Inc

If you have any questions or need assistance in voting your CACI shares, please call our proxy solicitor at Morrow & Company toll free at 1-800-566-9061.